Exhibit 99.1
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF MANAGEMENT RESPONSIBILITIES
Management of Ralcorp Holdings, Inc. is responsible for the fairness and accuracy of the consolidated financial statements. The statements have been prepared in accordance with accounting principles generally accepted in the United States, and in the opinion of management, the financial statements present fairly the Company’s financial position, results of operations and cash flows.
Management has established and maintains accounting and internal control systems that it believes are adequate to provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements. The selection and training of qualified personnel, the establishment and communication of accounting and administrative policies and procedures and our Standards of Business Conduct for Officers and Employees are important elements of these control systems. We maintain a strong internal audit program that independently evaluates the adequacy and effectiveness of internal controls. Appropriate actions are taken by management to correct any control weaknesses identified in the audit process.
The Board of Directors, through its Audit Committee consisting solely of independent directors, meets periodically with management and the independent registered public accounting firm to discuss internal control, auditing and financial reporting matters. To ensure independence, PricewaterhouseCoopers LLP has direct access to the Audit Committee.
The Audit Committee reviewed and approved the Company’s annual financial statements and recommended to the full Board of Directors that they be included in the Annual Report.
MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management of Ralcorp Holdings, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934. Under the supervision and with the participation of management, including the Co-Chief Executive Officers and Controller and Chief Accounting Officer, we conducted an evaluation of the effectiveness of our internal controls over financial reporting based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the evaluation under this framework, management concluded that our internal control over financial reporting was effective as of September 30, 2009 at the reasonable assurance level. We have excluded Harvest Manor Farms, LLC from the assessment of internal control over financial reporting as of September 30, 2009 because it was acquired by the Company in a purchase business combination during 2009. Harvest Manor’s assets and revenues represented 1% and 2%, respectively, of the related consolidated financial statement amounts as of and for the year ended September 30, 2009. The effectiveness of our internal control over financial reporting as of September 30, 2009 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report (on the following page).

/s/ Kevin J. Hunt	/s/ David P. Skarie	/s/ Thomas G. Granneman

Kevin J. Hunt Co-Chief Executive Officer	David P. Skarie Co-Chief Executive Officer	Thomas G. Granneman Controller and Chief Accounting Officer
November 30, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Ralcorp Holdings, Inc.:
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of cash flows, and of shareholders’ equity present fairly, in all material respects, the financial position of Ralcorp Holdings, Inc. and its subsidiaries at September 30, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Harvest Manor Farms, LLC from its assessment of internal control over financial reporting as of September 30, 2009 because it was acquired by the Company in a purchase business combination during fiscal 2009. We have also excluded Harvest Manor Farms, LLC from our audit of internal control over financial reporting. Harvest Manor Farms, LLC is a wholly owned subsidiary, with total assets and total revenues representing 1% and 2% of the related consolidated financial statement amounts as of and for the year ended September 30, 2009.
/s/ PricewaterhouseCoopers LLP
St. Louis, MO
November 30, 2009, except as it relates to the condensed consolidating financial information discussed in Note 21, as to which the date is February 5, 2010, and except as it relates to the segment information as discussed in Note 19, as to which the date is April 5, 2010

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Year Ended September 30,
	2009	2008	2007

Net Sales	$3,891.9	$2,824.4	$2,233.4
Cost of products sold	(2,834.1)	(2,318.1)	(1,819.2)

Gross Profit	1,057.8	506.3	414.2
Selling, general and administrative expenses	(609.0)	(328.4)	(252.8)
Interest expense, net	(99.0)	(54.6)	(42.3)
Gain (loss) on forward sale contracts	17.6	111.8	(87.7)
Gain on sale of securities	70.6	7.1	—
Restructuring charges	(.5)	(1.7)	(.9)

Earnings before Income Taxes and Equity Earnings	437.5	240.5	30.5
Income taxes	(156.9)	(86.7)	(7.5)

Earnings before Equity Earnings	280.6	153.8	23.0
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes	9.8	14.0	8.9

Net Earnings	$290.4	$167.8	$31.9

Basic Earnings per Share	$5.16	$5.51	$1.20

Diluted Earnings per Share	$5.09	$5.38	$1.17

Weighted Average Shares for Basic Earnings per Share	56,166	30,321	26,382
Dilutive effect of:
Stock options	437	560	562
Restricted stock awards	207	98	39
Stock appreciation rights	151	89	67

Weighted Average Shares for Diluted Earnings per Share	56,961	31,068	27,050

See accompanying Notes to Consolidated Financial Statements.

RALCORP HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions except share and per share data)

	September 30,
	2009	2008
Assets
Current Assets
Cash and cash equivalents	$282.8	$14.1
Marketable securities	12.0	9.2
Investment in Ralcorp Receivables Corporation	134.4	56.5
Receivables, net	135.9	160.1
Due from Kraft Foods Inc.	—	49.0
Inventories	365.9	337.0
Deferred income taxes	10.6	16.5
Prepaid expenses and other current assets	12.6	5.4

Total Current Assets	954.2	647.8
Investment in Vail Resorts, Inc.	—	126.0
Property, Net	913.1	903.1
Goodwill	2,386.6	2,454.3
Other Intangible Assets, Net	1,172.2	1,189.5
Other Assets	26.1	23.2

Total Assets	$5,452.2	$5,343.9

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts and notes payable	$240.4	$204.7
Due to Kraft Foods Inc.	13.6	—
Other current liabilities	225.0	187.2

Total Current Liabilities	479.0	391.9
Long-term Debt	1,611.4	1,668.8
Deferred Income Taxes	464.6	601.6
Other Liabilities	191.6	270.1

Total Liabilities	2,746.6	2,932.4

Commitments and Contingencies
Shareholders’ Equity
Common stock, par value $.01 per share
Authorized: 300,000,000 shares
Issued: 63,476,635 shares	.6	.6
Additional paid-in capital	1,931.4	1,919.6
Common stock in treasury, at cost (6,840,231 and 7,195,555 shares, respectively)	(244.8)	(257.3)
Retained earnings	1,059.3	768.9
Accumulated other comprehensive loss	(40.9)	(20.3)

Total Shareholders’ Equity	2,705.6	2,411.5

Total Liabilities and Shareholders’ Equity	$5,452.2	$5,343.9

See accompanying Notes to Consolidated Financial Statements.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended September 30,
	2009	2008	2007

Cash Flows from Operating Activities
Net earnings	$290.4	$167.8	$31.9
Adjustments to reconcile net earnings to net cash flow provided by operating activities:
Depreciation and amortization	144.7	99.5	82.4
Sale of receivables, net	(50.0)	4.2	45.8
Equity in earnings of Vail Resorts, Inc.	(15.4)	(21.7)	(13.7)
(Gain) loss on forward sale contracts	(17.6)	(111.8)	87.7
Deferred income taxes	(40.3)	13.1	(33.0)
Stock-based compensation expense	13.4	11.5	8.2
Gain on sale of securities	(70.6)	(7.1)	—
Other changes in current assets and liabilities, net of effects of business acquisitions:
Decrease (increase) in receivables	9.2	(86.4)	15.5
Change in due to/from Kraft Foods Inc.	62.6	(49.0)	—
Increase in inventories	(9.8)	(6.6)	(14.7)
(Increase) decrease in prepaid expenses and other current assets	(2.2)	(1.1)	5.7
(Decrease) increase in accounts payable and other current liabilities	(19.6)	121.2	(4.7)
Other, net	31.9	(.8)	6.5

Net Cash Provided by Operating Activities	326.7	132.8	217.6

Cash Flows from Investing Activities
Business acquisitions, net of cash acquired	(55.0)	(20.3)	(331.9)
Additions to property and intangible assets	(115.0)	(62.5)	(51.7)
Proceeds from sale of property	.1	.2	.2
Purchases of securities	(16.2)	(38.8)	(8.9)
Proceeds from sale or maturity of securities	95.9	50.4	4.8

Net Cash Used by Investing Activities	(90.2)	(71.0)	(387.5)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	400.0	—	200.0
Repayment of long-term debt	(389.7)	(39.7)	(29.0)
Net (repayments) borrowings under credit arrangements	(22.1)	(20.0)	40.0
Advance proceeds from forward sale of securities	—	—	29.5
Purchase of treasury stock	—	(5.6)	(78.8)
Proceeds and tax benefits from exercise of stock awards	15.2	3.9	5.5
Change in book cash overdrafts	27.8	4.5	(7.2)
Other, net	(1.3)	.1	—

Net Cash Provided (Used) by Financing Activities	29.9	(56.8)	160.0

Effect of Exchange Rate Changes on Cash	2.3	(.8)	.7

Net Increase (Decrease) in Cash and Cash Equivalents	268.7	4.2	(9.2)
Cash and Cash Equivalents, Beginning of Year	14.1	9.9	19.1

Cash and Cash Equivalents, End of Year	$282.8	$14.1	$9.9

See accompanying Notes to Consolidated Financial Statements.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Dollars in millions except per share data, shares in thousands)

					Accum. Other
		Additional	Common		Comprehensive
	Common	Paid-In	Stock in	Retained	Income
	Stock	Capital	Treasury	Earnings	(Loss)	Total
Balance, September 30, 2006	$.3	$118.3	$(187.7)	$569.2	$(23.7)	$476.4
Net earnings				31.9		31.9
Minimum pension liability adjustment, net of $16.7 tax expense					28.9	28.9
Cash flow hedging adjustments, net of $10.5 tax expense					17.7	17.7
Foreign currency translation adjustment					14.6	14.6

Comprehensive income						93.1
Adjustment to initially apply FAS 158, net of $12.1 tax benefit					(20.2)	(20.2)
Stock purchased (1,382 shares)			(78.8)			(78.8)
Stock options & stock appreciation rights exercised (154 shares)		.2	4.8			5.0
Restricted stock issued (142 shares)		(4.4)	4.4			—
Stock-based compensation expense		8.2				8.2
Activity under deferred compensation plans (15 shares)		(.7)	.4			(.3)

Balance, September 30, 2007	$.3	$121.6	$(256.9)	$601.1	$17.3	$483.4
Net earnings				167.8		167.8
Benefit plan adjustment, net of $.9 tax expense					1.3	1.3
Cash flow hedging adjustments, net of $18.4 tax benefit					(31.5)	(31.5)
Foreign currency translation adjustment					(7.4)	(7.4)

Comprehensive income						130.2
Common stock issued (30,466 shares)	.3	1,788.1				1,788.4
Stock purchased (100 shares)			(5.6)			(5.6)
Stock options & stock appreciation rights exercised (100 shares)		.4	3.5			3.9
Restricted stock issued (30 shares)		(1.1)	1.1			—
Stock-based compensation expense		11.4				11.4
Activity under deferred compensation plans (16 shares)		(.8)	.6			(.2)

Balance, September 30, 2008	$.6	$1,919.6	$(257.3)	$768.9	$(20.3)	$2,411.5
Net earnings				290.4		290.4
Benefit plan adjustment, net of $14.5 tax benefit					(20.7)	(20.7)
Cash flow hedging adjustments, net of $.3 tax expense					3.2	3.2
Foreign currency translation adjustment					(3.1)	(3.1)

Comprehensive income						269.8
Stock options & stock appreciation rights exercised (402 shares)		(2.2)	14.4			12.2
Restricted stock issued, net (48 shares)		.9	(1.9)			(1.0)
Stock-based compensation expense		12.2				12.2
Activity under deferred compensation plans (2 shares)		.9	—			.9

Balance, September 30, 2009	$.6	$1,931.4	$(244.8)	$1,059.3	$(40.9)	$2,705.6

See accompanying Notes to Consolidated Financial Statements.

RALCORP HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions except per share data)
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Consolidation — The financial statements are presented on a consolidated basis and include the accounts of Ralcorp and its majority-owned subsidiaries, except Ralcorp Receivables Corporation (see Note 10). All significant intercompany transactions have been eliminated. The Company’s investment in Vail Resorts, Inc. was presented on the equity basis through June 2009 (see Note 5).
Estimates — The financial statements have been prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions.
Cash Equivalents include all highly liquid investments with original maturities of less than three months.
Receivables are reported at net realizable value. This value includes appropriate allowances for doubtful accounts, cash discounts, and other amounts which the Company does not ultimately expect to collect. The Company calculates the allowance for doubtful accounts based on historical losses and the economic status of, and its relationship with, its customers, especially those identified as “at risk.” A receivable is considered past due if payments have not been received within the agreed upon invoice terms. Receivables are written off against the allowance when the customer files for bankruptcy protection or is otherwise deemed to be uncollectible based upon the Company’s evaluation of the customer’s solvency. The Company’s primary concentration of credit risk is related to certain trade accounts receivable due from several highly leveraged or “at risk” customers. At September 30, 2009 and 2008, the amount of such receivables was immaterial. Consideration was given to the economic status of these customers when determining the appropriate allowance for doubtful accounts (see Note 11) and the fair value of the Company’s subordinated retained interest in accounts receivable (see Note 10).
Inventories are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market. Reported amounts have been reduced by an allowance for obsolete product and packaging materials based on a review of inventories on hand compared to estimated future usage and sales (see Note 9 and Note 11).
Derivative Financial Instruments and Hedging — We enter into derivative contracts as economic hedges. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction. Earnings impacts for all designated hedges are reported in the statement of earnings within the same line item as the gain or loss on the item being hedged. Since the hedging activities relate to operations, related cash flows are included in the statement of cash flows in cash flows from operating activities. For a fair value hedge of a recognized asset or liability or unrecognized firm commitment, the entire change in fair value of the derivative is recorded in earnings as incurred. For a cash flow hedge of an anticipated transaction, the ineffective portion of the change in fair value of the derivative is recorded in earnings as incurred, whereas the effective portion is deferred in accumulated other comprehensive income in the balance sheet until the transaction is realized, at which time any deferred hedging gains or losses are recorded in earnings. For more information about our hedging activities, see Note 12.

Property is recorded at cost, and depreciation expense is generally provided on a straight-line basis over the estimated useful lives of the properties. Estimated useful lives range from 3 to 15 years for machinery and equipment and 10 to 50 years for buildings and leasehold improvements. Total depreciation expense was $102.9, $70.3, and $58.7 in fiscal 2009, 2008, and 2007, respectively. Repair and maintenance costs incurred in connection with planned major maintenance activities are accounted for under the direct expensing method. At September 30, property consisted of:

	2009	2008
Land	$26.9	$26.9
Buildings and leasehold improvements	279.4	266.5
Machinery and equipment	1,076.3	996.0
Construction in progress	76.2	60.9

	1,458.8	1,350.3
Accumulated depreciation	(545.7)	(447.2)

	$913.1	$903.1

Other Intangible Assets consist of computer software purchased or developed for internal use and customer relationships, trademarks, computer software, and miscellaneous intangibles acquired in business combinations (see Note 2). Amortization expense related to intangible assets, which is provided on a straight-line basis over the estimated useful lives of the assets, was $41.8, $29.2, and $23.7 in fiscal 2009, 2008, and 2007, respectively. For the intangible assets recorded as of September 30, 2009, amortization expense of $43.4, $40.9, $40.4, $39.2, and $35.3 is scheduled for fiscal 2010, 2011, 2012, 2013, and 2014, respectively. Other intangible assets consisted of:

	September 30, 2009			September 30, 2008
	Carrying	Accum.	Net	Carrying	Accum.	Net
	Amount	Amort.	Amount	Amount	Amort.	Amount
Computer software	$52.8	$(30.1)	$22.7	$34.7	$(24.2)	$10.5
Customer relationships	421.2	(82.0)	339.2	422.2	(54.4)	367.8
Trademarks/brands	816.0	(12.7)	803.3	808.4	(6.3)	802.1
Other	13.1	(6.1)	7.0	13.1	(4.0)	9.1

	$1,303.1	$(130.9)	$1,172.2	$1,278.4	$(88.9)	$1,189.5

Recoverability of Assets — The Company continually evaluates whether events or circumstances have occurred which might impair the recoverability of the carrying value of its assets, including property, identifiable intangibles, goodwill, and investment in Ralcorp Receivables Corporation. An asset is deemed impaired and written down to its fair value if estimated related future cash flows are less than its carrying amount.
Investments — The Company funds a portion of its deferred compensation liability by investing in certain mutual funds in the same amounts as selected by the participating employees. Because management’s intent is to invest in a manner that matches the deferral options chosen by the participants and those participants can elect to transfer amounts in or out of each of the designated deferral options at any time, these investments have been classified as trading assets and are stated at fair value in “Other Assets.” Both realized and unrealized gains and losses on these assets are included in “Selling, general and administrative expenses” and offset the related change in the deferred compensation liability.
Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Net sales reflect gross sales, including amounts billed to customers for shipping and handling, less sales discounts and allowances. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged, and related reserves are maintained based on return history. If additional rights of return are granted, revenue recognition is deferred. Estimated reductions to revenue for customer incentive offerings are based upon customers’ redemption history.
Cost of Products Sold includes, among other things, inbound and outbound freight costs and depreciation expense related to assets used in production, while storage and other warehousing costs are included in “Selling, general, and administrative expenses.” Storage and other warehousing costs totaled $69.3, $63.0, and $57.3 in fiscal 2009, 2008, and 2007, respectively.
Advertising, Repair, and Maintenance Costs are expensed as incurred.

Stock-based Compensation — The Company recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period). The Company followed the nominal vesting period approach prior to October 1, 2005 (for pro forma disclosure purposes) and must continue following that approach for awards outstanding as of that date, but applies the non-substantive vesting period approach to new grants that have retirement eligibility provisions. See Note 18 for disclosures related to stock-based compensation.
Income Tax Expense is estimated based on taxes in each jurisdiction and includes the effects of both current tax exposures and the temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. A valuation allowance is established against the related deferred tax assets to the extent that it is not more likely than not that the future benefits will be realized. Reserves are recorded for estimated exposures associated with the Company’s tax filing positions, which are subject to periodic audits by governmental taxing authorities. Interest due to an underpayment of income taxes is classified as income taxes. The Company considers the undistributed earnings of its foreign subsidiaries to be permanently invested, so no U.S. taxes have been provided for those earnings. See Note 4 for disclosures related to income taxes.
Recently Issued Accounting Standards — Significant developments in accounting rules are discussed below.
In June 2009, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162.” The Accounting Standards Codification (ASC) combines all authoritative standards into a comprehensive, topically organized online database. Following this Statement, which is now included in ASC Topic 105, “Generally Accepted Accounting Principles” (GAAP), the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (ASU) to update the ASC. Since the launch of the ASC on July 1, 2009, only one level of authoritative U.S. GAAP for non-governmental entities exists, other than guidance issued by the Securities and Exchange Commission. This Statement became effective for Ralcorp’s annual and interim reporting periods ending after September 15, 2009, but did not have a material impact on the Company’s financial statements.
In September 2006, the FASB issued (FAS) 157, “Fair Value Measurements,” now included in ASC Topic 820, “Fair Value Measurements and Disclosures.” This Statement defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement was effective for Ralcorp as of October 1, 2008; but, FSP FAS 157-2 (also included in ASC 820) permitted a one-year deferral for non-financial assets and liabilities not recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820 for financial assets and liabilities did not have a material impact on the Company’s results of operations or financial position, and we do not believe the adoption of ASC 820 for non-financial assets and liabilities, effective October 1, 2009, will have a material impact on our consolidated financial statements. Required disclosures are included in Note 13.
In February 2007, the FASB issued FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” now included in ASC Topic 825, “Financial Instruments.” This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. This Statement was effective as of the beginning of Ralcorp’s 2009 fiscal year, but it did not have an effect on our consolidated financial statements as we did not elect this fair value option for any items.
In December 2007, the FASB issued FAS 141(R), “Business Combinations,” now included in ASC Topic 805, “Business Combinations,” which replaces FAS 141. This Statement establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of business combinations. This Statement is effective for acquisitions completed after the beginning of Ralcorp’s 2010 fiscal year.
In March 2008, the FASB issued FAS 161, “Disclosures about Derivative Instruments and Hedging Activities,” now included in ASC Topic 815, “Derivatives and Hedging.” This Statement changes the disclosure requirements for derivative instruments and hedging activities to include enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This Statement was effective for Ralcorp beginning with its financial statements for March 31, 2009. Required disclosures are included in Note 12.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets,” now included in ASC Topic 350, “Intangibles-Goodwill and Other,” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, “Goodwill and Other Intangible Assets.” This FSP will be effective for financial statements issued for Ralcorp’s 2010 fiscal year. The FSP’s guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date (October 1, 2009 for Ralcorp). The FSP’s disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date.
In April 2009, the FASB issued FSP 157-4, FSP FAS 107-1 and APB 28-1, and FSP FAS 115-2 and FAS 124-2, all of which were effective for Ralcorp beginning in the third quarter of fiscal 2009. FSP 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” now included in ASC Topic 820, “Fair Value Measurements and Disclosures,” provides guidelines for making fair value measurements more consistent with the principles presented in FAS 157 (also included in ASC Topic 820). FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” now included in ASC Topic 270, “Interim Reporting,” enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” now included in ASC Topic 320, “Investments - Debt and Equity Securities,” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. The adoption of these FSPs did not have a material impact on the Company’s financial statements.
In June 2009, the FASB issued FAS 166, “Accounting for Transfers of Financial Assets — an Amendment of FASB Statement No. 140,” now included in ASC Topic 860, “Transfers and Servicing.” The standard eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. This Statement will be effective for Ralcorp’s 2011 fiscal year. The Company is currently evaluating the impact of the adoption of this Statement.
In June 2009, the FASB issued FAS 167, “Amendments to FASB Interpretation No. 46(R),” now included in ASC Topic 810, “Consolidation.” The new standard eliminates FASB Interpretation 46(R) (FIN 46(R)) exceptions for consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. ASC 810 also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying FIN 46(R) provisions. The elimination of the qualifying special-purpose entity concept and its consolidation exceptions means more entities will be subject to consolidation assessments and reassessments. This Statement requires additional disclosures regarding an entity’s involvement in a variable interest entity. This Statement is effective for Ralcorp’s 2011 fiscal year. The Company is currently evaluating the impact of the adoption of this statement.
Reclassifications — Certain prior years’ amounts have been reclassified to conform to the current year’s presentation.

NOTE 2 — ACQUISITIONS AND GOODWILL
Each of the following acquisitions was accounted for using the purchase method of accounting, whereby the results of operations of each of the following acquisitions are included in the consolidated statements of earnings from the date of acquisition. The purchase price, including costs of acquisition, was allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess was allocated to goodwill, as shown in the following table. For the fiscal 2009 acquisition of Harvest Manor Farms, the allocation is subject to change pending the completion of certain valuations (primarily intangible assets and deferred tax assets and liabilities).

	Harvest	Post	Pastries	Bloomfield	Cottage
	Manor	Foods	Plus	Bakers	Bakery
Cash	$—	$73.3	$—	$1.5	$.1
Receivables	14.2	2.6	—	12.8	8.5
Inventories	20.3	103.9	.1	10.2	5.5
Other current assets	.2	—	—	.5	.4
Property	8.1	469.8	.8	25.6	39.1
Goodwill	14.8	1,794.8	10.6	47.3	57.6
Other intangible assets	16.7	946.8	—	55.4	83.5
Other assets	—	—	—	.2	15.2

Total assets acquired	74.3	3,391.2	11.5	153.5	209.9

Accounts payable	(10.4)	—	—	(13.7)	(11.0)
Other current liabilities	(4.6)	(17.0)	(.7)	(1.4)	(3.2)
Long-term debt	—	(964.5)	—	—	—
Deferred income taxes	—	(448.0)	—	—	5.0
Other liabilities	(.1)	(74.0)	(.4)	(.8)	(15.2)

Total liabilities assumed	(15.1)	(1,503.5)	(1.1)	(15.9)	(24.4)

Net assets acquired	$59.2	$1,887.7	$10.4	$137.6	$185.5

Fiscal 2009
In a cash transaction on March 20, 2009, the Company acquired Harvest Manor Farms, LLC, a leading manufacturer of high quality private label and Hoody’s branded snack nuts with annual net sales of approximately $180. Harvest Manor Farms operates a manufacturing facility in El Paso, TX and is now part of Ralcorp’s Snacks, Sauces & Spreads segment. The assigned goodwill is deductible for tax purposes. The purchase price allocation included $16.5 of customer relationships and trademarks subject to amortization over a weighted average amortization period of approximately 13 years.
Fiscal 2008
On August 4, 2008, the Company acquired Post Foods from Kraft Foods Inc. Ralcorp issued 30,465,318 shares of its common stock and assumed $964.5 of debt. For accounting purposes, the market price of the shares was assumed to be $58.70 per share, which was the average daily closing market price for three business days before and after the announcement of the acquisition (November 15, 2007). Post Foods, which is included in the Branded Cereal Products segment, is the third-largest branded ready-to-eat cereal manufacturer in the U.S., with over 100 years of history in the industry. Post Foods operates manufacturing facilities in Battle Creek, MI, Modesto, CA, Jonesboro, AR, and Niagara Falls, ON (Canada). The assigned goodwill is not deductible for tax purposes. The purchase price allocation included $701.7 of brand related intangibles assigned indefinite useful lives as well as $245.1 of customer relationships, brand related intangibles, and other intangibles subject to amortization over a weighted average amortization period of approximately 20 years. Finished goods inventory acquired in the acquisition was valued essentially as if Ralcorp were a distributor purchasing the inventory. This resulted in a one-time allocation of purchase price to acquired inventory which was $23.4 higher than the historical manufacturing cost of the inventory. All of the $23.4 inventory valuation adjustment was recognized in cost of products sold during fiscal 2008. The Company is also incurring significant costs related to the transitioning of Post Foods into Ralcorp operations, which are expected to continue into fiscal 2010. During fiscal 2009, the Company completed its analyses of deferred income tax liabilities, property, identifiable intangibles, and other assets and liabilities acquired, and adjusted goodwill by a total of $80.9 (primarily due to a $78.0 reduction in estimated acquired deferred income tax liabilities).

Fiscal 2007
On August 14, 2007, the Company acquired certain assets and lease obligations of Pastries Plus of Utah, Inc. in a cash transaction. Pastries Plus was a competing manufacturer of branded and private label thaw-and-sell cookies with annual gross sales of approximately $10. The business was integrated into the Lofthouse operations of the Frozen Bakery Products segment. The assigned goodwill is deductible for tax purposes.
On March 16, 2007, the Company acquired Bloomfield Bakers and its affiliate, Lovin Oven L.L.C., in a cash transaction. Bloomfield Bakers, which is included in Ralcorp’s Other Cereal Products segment, is a leading manufacturer of nutritional and cereal bars and natural and organic specialty cookies, crackers, and cereals. The acquired business, which had net sales of $188 for its fiscal year ended December 31, 2006, operates two leased manufacturing facilities in Azusa and Los Alamitos, CA and employs approximately 500 people. The assigned goodwill is deductible for tax purposes. The purchase price allocation included $55.4 of customer relationships and other intangibles subject to amortization over a weighted average amortization period of approximately 8 years.
On November 10, 2006, the Company acquired Cottage Bakery, Inc. in a cash transaction. Cottage Bakery, a leading manufacturer of frozen par-baked breads and frozen dough sold in the in-store bakery and foodservice channels, operates one manufacturing facility in Lodi, CA and employs approximately 690 people. For its fiscal year ended June 30, 2006, Cottage Bakery had gross sales of approximately $125. The acquired business, which enhanced Ralcorp’s existing frozen bakery offerings, is reported within the Frozen Bakery Products segment. The assigned goodwill is not deductible for tax purposes. The purchase price allocation included $83.5 of customer relationships and other intangibles subject to amortization over a weighted average amortization period of approximately 14 years.
Pro Forma Information
The following unaudited pro forma information shows Ralcorp’s results of operations as if the fiscal 2009 and 2008 business combinations had been completed as of the beginning of each period presented. These pro forma results may not necessarily reflect the actual results of operations that would have been achieved, nor are they necessarily indicative of future results of operations.

	2009	2008
Net sales	$3,977.8	$3,918.6
Net earnings	290.9	253.4
Basic earnings per share	5.17	4.44
Diluted earnings per share	5.09	4.45
Goodwill
The changes in the carrying amount of goodwill by reportable segment (see Note 19) were as follows:

	Branded	Other	Snacks,	Frozen
	Cereal	Cereal	Sauces	Bakery
	Products	Products	& Spreads	Products	Total
Balance, September 30, 2007	$—	$40.1	$178.2	$351.0	$569.3
Goodwill acquired	1,875.7	—	—	—	1,875.7
Purchase price allocation adjustment	—	7.1	—	4.9	12.0
Currency translation adjustment	—	—	—	(2.7)	(2.7)

Balance, September 30, 2008	$1,875.7	$47.2	$178.2	$353.2	$2,454.3
Goodwill acquired	—	—	14.8	—	14.8
Purchase price allocation adjustment	(80.9)	—	—	—	(80.9)
Income tax adjustments	—	—	—	(1.1)	(1.1)
Currency translation adjustment	(.3)	—	—	(.2)	(.5)

Balance, September 30, 2009	$1,794.5	$47.2	$193.0	$351.9	$2,386.6

NOTE 3 — RESTRUCTURING CHARGES
In fiscal 2008, the Company closed its plant in Billerica, MA, and transferred the production to other facilities within the Snacks, Sauces & Spreads segment. In addition to employee termination benefits for approximately 90 employees, charges for this project included a write-off of abandoned property.
In fiscal 2007, the Company closed its plant in Blue Island, IL, terminating 86 employees, and moved production to other facilities within the Frozen Bakery Products segment. In addition to employee termination benefits, charges for this project included costs to clean up the facility and a charge to write-off remaining inventories.
There were no significant restructuring reserves at September 30, 2009 or 2008. The following table details the amounts included in the statements of earnings as “Restructuring charges” for fiscal 2009, 2008, and 2007, along with the corresponding cumulative charges for these restructuring projects through September 30, 2009. No significant future charges are expected for any of these projects.

	2009	2008	2007	Cumulative
Billerica — Employee termination benefits	$—	$1.1	$—	$1.1
Billerica — Write-off of abandoned property	—	.3	—	.3
Blue Island — Employee termination benefits	—	—	.7	.7
Blue Island — Other associated charges	.5	.3	.2	1.0

	$.5	$1.7	$.9	$3.1

NOTE 4 — INCOME TAXES
The provision for income taxes consisted of the following:

	2009	2008	2007
Current:
Federal	$178.1	$57.1	$40.9
State	24.9	7.1	2.8
Foreign	(.2)	.1	1.6

	202.8	64.3	45.3

Deferred:
Federal	(38.3)	22.0	(34.0)
State	(2.6)	3.5	(3.0)
Foreign	(5.0)	(3.1)	(.8)

	(45.9)	22.4	(37.8)

Income taxes	156.9	86.7	7.5
Deferred income taxes on equity earnings	5.6	7.7	4.8

Total provision for income taxes	$162.5	$94.4	$12.3

The foreign deferred income taxes shown above include benefits of operating loss carryforwards of $10.5, $3.0, and $.5 in 2009, 2008, and 2007, respectively.
A reconciliation of income taxes with amounts computed at the statutory federal rate follows:

	2009	2008	2007
Computed tax at federal statutory rate (35%)	$158.5	$91.7	$15.7
State income taxes, net of federal tax benefit	17.7	7.9	.1
Domestic production activities deduction	(7.2)	(2.8)	(1.1)
Adjustments to reserve for uncertain tax positions	.4	(.2)	(1.9)
Other, net (none in excess of 5% of computed tax)	(6.9)	(2.2)	(.5)

	$162.5	$94.4	$12.3

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets (liabilities) were as follows:

	September 30, 2009			September 30, 2008
	Assets	Liabilities	Net	Assets	Liabilities	Net
Current:
Accrued liabilities	$9.2	$—	$9.2	$9.2	$—	$9.2
Inventories	.1	—	.1	6.4	—	6.4
Other items	1.3	—	1.3	.9	—	.9

	10.6	—	10.6	16.5	—	16.5

Noncurrent:
Property	—	(158.3)	(158.3)	—	(223.8)	(223.8)
Intangible assets	—	(417.4)	(417.4)	—	(414.4)	(414.4)
Equity investment in Vail	—	—	—	—	(39.0)	(39.0)
Forward sale contracts	—	—	—	2.0	—	2.0
Pension	18.9	—	18.9	6.4	—	6.4
Other postretirement benefits	35.1	—	35.1	32.9	—	32.9
Deferred compensation	13.0	—	13.0	10.4	—	10.4
Insurance reserves	7.6	—	7.6	8.1	—	8.1
NOL and tax credit carryforwards	17.5	—	17.5	8.4	—	8.4
Other items	21.3	—	21.3	11.7	(.6)	11.1

	113.4	(575.7)	(462.3)	79.9	(677.8)	(597.9)

Total deferred taxes	124.0	(575.7)	(451.7)	96.4	(677.8)	(581.4)
Valuation allowance (noncurrent)	(2.3)		(2.3)	(3.7)		(3.7)

Net deferred taxes	$121.7	$(575.7)	$(454.0)	$92.7	$(677.8)	$(585.1)

As of September 30, 2009, the Company had state operating loss carryforwards totaling approximately $11.3, of which approximately $1.4 will expire in 2011-2013 and $9.9 will expire in 2023-2029, and foreign operating loss carryforwards totaling approximately $44.1, which will expire in 2025-2029. As of September 30, 2009, the Company had state tax credit carryforwards totaling approximately $2.0, of which approximately $1.6 have no expiration date and the remainder will expire in 2016-2023. Due to the uncertainty of the realization of certain tax carryforwards (specifically due to a lack of evidence that sufficient taxable income would be generated in certain states), the Company carried a valuation allowance against these carryforward benefits in the amount of $1.8 as of September 30, 2008 and $1.7 as of September 30, 2007), which was management’s estimate of the amount of deferred tax assets that were not more likely than not to be realized. Based on significant increases in taxable income generated in the related states during the year and expected for future years, the Company reduced this portion of its valuation allowance to zero as of September 30, 2009.
For fiscal 2009, 2008, and 2007, total foreign source earnings or loss before income taxes was less than $5.0. As of September 30, 2009, no provision for income taxes was made for approximately $19.1 of the cumulative undistributed earnings of one of the Company’s Canadian subsidiaries (other than approximately $1.5 of Canadian withholding taxes paid), because those earnings are not taxable in Canada (except for the withholding tax required by treaty) and would become taxable in the U.S. only to the extent that they are repatriated in the future. Since the Company considers the undistributed earnings to be permanently invested in Canada, the related deferred tax liability (which is estimated to be approximately $6.7 as of September 30, 2009) has not been recorded, and a valuation allowance was recorded against the foreign tax credit for the cumulative Canadian taxes paid of $2.3, $1.8, and $1.0 as of September 30, 2009, 2008, and 2007, respectively.

The Company adopted the provisions of ASC 740, “Income Taxes,” related to unrecognized tax benefits as of October 1, 2007. Unrecognized tax benefits at that date and related accrued interest totaled approximately $1.8. Minor adjustments reduced the total amount to approximately $1.6 at September 30, 2008 and then increased it to approximately $2.0 at September 30, 2009, all of which would affect the effective tax rate if recognized. Federal returns for tax years after September 30, 2006 remain subject to examination, along with various state returns for the past two to seven years and Canadian returns for the past three years. Two state uncertainties are currently being addressed with the state taxing authority and are expected to be resolved within the next 12 months. Related unrecognized tax benefits totaling approximately $1.2 were classified as “Other current liabilities” on the balance sheet as of September 30, 2009, while approximately $.8 of unrecognized tax benefits were classified in “Other Liabilities.”
NOTE 5 — EQUITY INVESTMENT IN VAIL RESORTS, INC.
On January 3, 1997, the Company sold its ski resorts holdings (Resort Operations) to Vail Resorts, Inc. (Vail) in exchange for 7,554,406 shares of Vail common stock (NYSE:MTN). In March 2006, the Company sold 100,000 of its shares of Vail Resorts for a total of $3.8. The shares had a carrying value of $1.2, so the transaction resulted in a $2.6 pre-tax gain. In August and September 2008, the Company sold an additional 368,700 shares for a total of $13.7. The shares had a carrying value of $6.6, so the transaction resulted in a $7.1 pre-tax gain. During 2009, the Company sold its remaining 7,085,706 shares (including those subject to forward sale contracts, as discussed in Note 6) for a total of $211.9. The shares had a carrying value of $141.3, so the transactions resulted in a $70.6 gain. The Company held no shares of Vail Resorts at September 30, 2009. As of September 30, 2008, the carrying value of the Company’s investment in Vail was $126.0 and the corresponding market value was $247.6.
Vail’s fiscal year ends July 31, so the Company reports equity earnings on a two-month time lag. The Company’s ownership percentage was 20.2% as of July 31, 2008. Until June 2009, the equity method of accounting was appropriate because we had significant influence over Vail due to our ownership percentage and the fact that two of the Company’s directors (Messrs. Micheletto and Stiritz) served as directors of Vail.
On January 3, 1997, the date of the exchange, the Company’s equity interest in the underlying net assets of Vail exceeded the net book value of the net assets contributed by the Company to Vail by $37.5. This excess was being amortized ratably to the investment in Vail over an estimated 20 years and was reduced proportionally by sales of shares. The unamortized excess was $14.5 as of September 30, 2008. The amount of retained earnings that represented undistributed earnings of Vail was $49.0 as of September 30, 2008.
Vail’s summarized financial information follows:

	Year Ended	Year Ended	Year Ended
	July 31, 2009	July 31, 2008	July 31, 2007
Net revenues	$977.0	$1,152.2	$940.5
Total operating expenses	870.9	976.2	812.3

Income from operations	$106.1	$176.0	$128.2

Net income	$49.0	$102.9	$61.4

	July 31, 2009	July 31, 2008
Current assets	$229.0	$358.9
Noncurrent assets	1,655.5	1,567.1

Total assets	$1,884.5	$1,926.0

Current liabilities	$251.4	$367.0
Noncurrent liabilities	837.0	800.3
Minority interest	30.8	29.9
Stockholders’ equity	765.3	728.8

Total liabilities and stockholders’ equity	$1,884.5	$1,926.0

NOTE 6 — FORWARD SALE CONTRACTS
During the quarter ended December 31, 2005, Ralcorp entered into a forward sale contract relating to 1.78 million shares of its Vail common stock with maturity dates of November 21, 2008 and November 22, 2010. During the quarter ended June 30, 2006, the Company entered into a similar agreement relating to 1.97 million additional shares, with maturity dates of November 18, 2009 and November 16, 2011. A third contract was entered into during the quarter ended December 31, 2006, relating to 1.2 million additional shares, with a maturity date of November 15, 2013. Ralcorp received $50.5, $60.0, and $29.5, respectively, under the discounted advance payment feature of the contracts. Amortization of the corresponding $11.0, $15.5, and $17.6 discounts is included in “Interest expense, net” on the statements of earnings and totaled $5.1 in 2009 and $8.7 in 2008. On November 21, 2008, the first tranche of the initial contract was settled and Ralcorp delivered 890,000 shares, and on June 4, 2009, all remaining contracts were settled and Ralcorp delivered 3,503,263 shares. The components of the total liability are shown in the following table.

	Value of	Accumulated	Total
	Advance	(Gain) Loss	Contract
	Proceeds	on Derivative	Liability
Advance proceeds received	$140.0	$—	$140.0
Amortization of discount	20.7	—	20.7
Gain on derivative component	—	(15.7)	(15.7)

Balance at September 30, 2008	$160.7	$(15.7)	$145.0
Amortization of discount	5.1	—	5.1
Gain on derivative component	—	(20.6)	(20.6)
Contract settlement	(165.8)	36.3	(129.5)

Balance at September 30, 2009	$—	$—	$—

The forward sale agreements had a dual nature and purpose. The advance proceeds component acted as a financing arrangement collateralized by the underlying Vail shares. The derivative component, which was based on a price collar on Vail shares, acted as a hedge of the future sale of the underlying shares. Because Ralcorp accounted for its investment in Vail Resorts using the equity method, these contracts were not eligible for hedge accounting. Therefore, any gains or losses on the contracts, whether realized or unrealized, were immediately recognized in earnings.
NOTE 7 — EARNINGS PER SHARE
The following schedule shows common stock options and stock appreciation rights (SARs) which were outstanding and could potentially dilute basic earnings per share in the future but which were not included in the computation of diluted earnings per share for the periods indicated because to do so would have been antidilutive. See Note 18 for more information about outstanding options and SARs.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Fiscal 2009
SARs at $56.56 per share	435,000	435,000	405,000	—
SARs at $66.07 per share	538,000	538,000	508,000	503,500
SARs at $65.45 per share	25,000	25,000	25,000	25,000
SARs at $58.79 per share	—	—	8,000	8,000

Fiscal 2008
SARs at $56.56 per share	435,000	435,000	435,000	435,000

Fiscal 2007
Stock options at $35.31 per share	10,281	—	—	—
Stock options at $45.25 per share	152,000	—	—	—
SARs at $48.99 per share	435,000	—	435,000	—
SARs at $56.56 per share	—	—	—	457,500

NOTE 8 — SUPPLEMENTAL EARNINGS STATEMENT AND CASH FLOW INFORMATION

	2009	2008	2007
Repair and maintenance expenses	$104.1	$71.0	$68.3
Advertising and promotion expenses	133.4	28.1	12.8
Research and development expenses	19.2	11.5	10.2
Interest paid	98.7	38.6	31.7
Income taxes paid, net of refunds	192.6	50.0	43.1
Cash received from the exercise of stock options	8.4	2.8	3.3
Tax benefits realized from exercised stock options and similar awards	6.8	1.1	2.2
NOTE 9 — SUPPLEMENTAL BALANCE SHEET INFORMATION

	September 30,
	2009	2008
Receivables, net
Trade	$122.2	$140.7
Other	15.7	19.8

	137.9	160.5
Allowance for doubtful accounts	(2.0)	(.4)

	$135.9	$160.1

Inventories
Raw materials and supplies	$152.4	$135.2
Finished products	217.0	204.4

	369.4	339.6
Allowance for obsolete inventory	(3.5)	(2.6)

	$365.9	$337.0

Accounts and Notes Payable
Trade	$147.6	$134.6
Book cash overdrafts	65.4	36.7
Other items	27.4	33.4

	$240.4	$204.7

Other Current Liabilities
Advertising and promotion	$52.0	$50.8
Compensation	49.8	34.5
Current portion of forward sale contracts	—	29.3
Current portion of long-term debt	45.6	.3
Other items	77.6	72.3

	$225.0	$187.2

Other Liabilities
Forward sale contracts	$—	$115.7
Other items	191.6	154.4

	$191.6	$270.1

NOTE 10 — SALE OF RECEIVABLES
To provide additional liquidity, on September 24, 2001 the Company entered into an agreement to sell, on an ongoing basis, trade accounts receivable to a wholly owned, bankruptcy-remote subsidiary named Ralcorp Receivables Corporation (RRC). As of September 30, 2009, the accounts receivable of the Western Waffles, Cottage Bakery, Medallion, Bloomfield Bakers, Post Foods, and Harvest Manor businesses have not been incorporated into the sale agreement and were not being sold to RRC. RRC can then sell up to $75.0 of ownership interests in qualifying receivables to a bank commercial paper conduit, which issues commercial paper to investors. Ralcorp continues to service the receivables as agent for RRC and the bank conduit. RRC is a qualifying special purpose entity under ASC Topic 860, and the sale of Ralcorp receivables to RRC is considered a true sale for accounting, tax, and legal purposes. Therefore, the trade receivables sold and the related commercial paper borrowings are not recorded on Ralcorp’s consolidated balance sheets. However, the Company’s consolidated balance sheets reflect an investment in RRC that in substance represents a subordinated retained interest in the trade receivables sold. As of September 30, 2009, the outstanding balance of receivables (net of an allowance for doubtful accounts) sold to RRC was $134.4 and the Company elected not to sell any to the conduit, resulting in a retained interest of $134.4 reflected on the Company’s consolidated balance sheet as an “Investment in Ralcorp Receivables Corporation.” As of September 30, 2008, the outstanding balance of receivables sold to RRC was $106.5 and proceeds received from the conduit were $50.0, resulting in a retained interest of $56.5. Discounts related to the sale of receivables to the conduit totaled $.5 and $1.9 for the years ended September 30, 2009 and September 30, 2008 respectively, and are included on the statements of earnings in “Selling, general and administrative expenses”. The agreement contains cross-default language so that an event of default under any agreement governing “Material Indebtedness” of the Company would trigger an “Amortization Event” (each term as defined in the agreement).
NOTE 11 — ALLOWANCES FOR DOUBTFUL ACCOUNTS AND OBSOLETE INVENTORY

	2009	2008	2007
Allowance for Doubtful Accounts
Balance, beginning of year	$.4	$.6	$.4
Provision charged to expense	2.1	(.4)	—
Write-offs, less recoveries	—	(.1)	(.2)
Acquisitions	.1	—	.2
Transfers to Ralcorp Receivables Corporation	(.6)	.3	.2

Balance, end of year	$2.0	$.4	$.6

Allowance for Obsolete Inventory
Balance, beginning of year	$2.6	$2.2	$3.1
Provision charged to expense	8.5	8.1	4.9
Write-offs of inventory	(8.1)	(7.7)	(6.2)
Acquisitions	.5	—	.4

Balance, end of year	$3.5	$2.6	$2.2

NOTE 12 — DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING
In the ordinary course of business, the Company is exposed to commodity price risks related to the acquisition of raw materials and supplies, interest rate risks related to debt, and foreign currency exchange rate risks related to our Canadian subsidiaries. Authorized individuals within the Company may utilize derivative financial instruments, including (but not limited to) futures contracts, option contracts, forward contracts and swaps, to manage certain of these exposures by hedging when it is practical to do so. The terms of these instruments generally do not exceed eighteen months for commodities, five years for interest rates, and two years for foreign currency. The Company is not permitted to engage in speculative or leveraged transactions and will not hold or issue financial instruments for trading purposes.

As of September 30, 2009, the Company’s derivative instruments consisted of cash flow and fair value hedges on ingredients purchases (options, futures, and swaps) and cash flow hedges on variable interest payments (interest rate swap); and receipts of foreign currency-denominated accounts receivable (foreign exchange forward contracts). The Company hedges approximately 65% to 90% of our needs related to oats, wheat, corn, soybean oil, natural gas, and diesel fuel and 40% to 70% of our corrugate packaging needs over a six to twelve month period. Floating rate notes totaling $50.0 are swapped to fixed at 4.76% through December 2009. At September 30, 2009, the Company held foreign exchange forward contracts with a total notional amount of $48.0. During the past several years, the Company was party to forward sale contracts relating to some of its shares of Vail Resorts, Inc. common stock which were not designated as hedging instruments and which were settled in June 2009 (see Note 6).
The following table shows the fair value and Balance Sheet location of the Company’s derivative instruments as of September 30, 2009, all of which were designated as hedging instruments under ASC Topic 815.

		Fair
	Balance Sheet Location	Value
Liability Derivatives:
Commodity contracts	Other current liabilities	$7.8
Interest rate contracts	Other current liabilities	.4

		$8.2

Asset Derivatives:
Foreign exchange contracts	Prepaid expenses and other current assets	$7.8
Commodity contracts	Prepaid expenses and other current assets	.2

		$8.0

The following tables illustrate the effects of the Company’s derivative instruments on the Statement of Earnings and other comprehensive income (OCI) for the year ended September 30, 2009.

	Amount of			Location and Amount of
	Gain (Loss)		Location and Amount of	Gain (Loss) Recognized in
Derivatives in	Recognized in		Gain (Loss) Reclassified	Earnings [Ineffective Portion
ASC Topic 815 Cash Flow	OCI [Effective		from Accumulated OCI into	and Amount Excluded from
Hedging Relationships	Portion]		Earnings [Effective Portion]	Effectiveness Testing]
Commodity contracts	$(52.1)	Cost of products sold	$(51.0)	Cost of products sold	$.1
Foreign exchange contracts	4.0	SG&A	(4.7)	SG&A	—
Interest rate contracts	(6.7)	Interest expense, net	(2.6)	Interest expense, net	(.1)

	$(54.8)		$(58.3)		$—

Derivatives in
ASC Topic 815 Fair Value	Location of Gain (Loss)	Amount of Gain (Loss)
Hedging Relationships	Recognized in Earnings	Recognized in Earnings
Commodity contracts	Cost of products sold	$(.1)

Derivatives Not Designated
as Hedging Instruments	Location of Gain (Loss)	Amount of Gain (Loss)
Under ASC Topic 815	Recognized in Earnings	Recognized in Earnings
Equity contracts	Gain on forward sale contracts	$(17.6)
Certain of the Company’s derivative instruments contain provisions that require the Company to post collateral when the derivatives in liability positions exceed a specified threshold. The aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a liability position on September 30, 2009 was $6.1, and the related collateral posted was $12.0.

NOTE 13 — FAIR VALUE MEASUREMENTS
On October 1, 2008, the Company adopted FAS 157 (now included in ASC 820), which, among other things, requires enhanced disclosures about assets and liabilities measured at fair value. This adoption was limited to financial assets and liabilities.
ASC 820 includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:
Level 1	—	Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2	—
Inputs are quoted prices of similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	—	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.
The following table represents the Company’s assets and liabilities measured at fair value on a recurring basis as of September 30, 2009 and the basis for that measurement:

	Total	Level 1	Level 2
Assets
Marketable securities	$12.0	$12.0	$—
Derivative assets	8.0	—	8.0
Deferred compensation investment	19.9	19.9	—

	$39.9	$31.9	$8.0

Liabilities
Derivative liabilities	$8.2	$—	$8.2
Deferred compensation liabilities	29.6	—	29.6

	$37.8	$—	$37.8

The Company’s marketable securities consist of U.S. Treasury Bills. Fair value for marketable securities is measured using the market approach based on quoted prices. The Company utilizes the income approach to measure fair value for its derivative assets and liabilities (which include commodity options and swaps, an interest rate swap, and foreign currency forward contracts). The income approach uses pricing models that rely on market observable inputs such as yield curves, currency exchange rates, and forward prices. The fair value of the deferred compensation investment is invested primarily in mutual funds and is measured using the market approach. This investment is in the same funds and purchased in substantially the same amounts as the participants’ selected investment options (excluding Ralcorp common stock equivalents), which represent the underlying liabilities to participants in the Company’s deferred compensation plans. Deferred compensation liabilities are recorded at amounts due to participants in cash, based on the fair value of participants’ selected investment options (excluding certain Ralcorp common stock equivalents to be distributed in shares) using the market approach.
The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents, receivables and accounts payable approximate fair value because of the short maturities of these financial instruments. The carrying amount of the Company’s variable rate long-term debt (Note 14) approximates fair value because the interest rates are adjusted to market frequently. Based on the discounted amount of future cash flows, using Ralcorp’s incremental rate of borrowing for similar debt, the Company’s fixed rate debt (which had a carrying amount of $1,581.1 as of September 30, 2009 and $1,220.8 as of September 30, 2008) had an estimated fair value of $1,800.3 as of September 30, 2009 and $1,122.6 as of September 30, 2008.

NOTE 14 — LONG-TERM DEBT
Long-term debt consisted of the following at September 30:

	2009		2008
	Balance	Interest	Balance	Interest
	Outstanding	Rate	Outstanding	Rate
Fixed Rate Senior Notes, Series B	$58.0	4.24%	$87.0	4.24%
Fixed Rate Senior Notes, Series C	50.0	5.43%	50.0	5.43%
Fixed Rate Senior Notes, Series D	53.6	4.76%	64.3	4.76%
Fixed Rate Senior Notes, Series E	100.0	5.57%	100.0	5.57%
Fixed Rate Senior Notes, Series F	75.0	5.43%	75.0	5.43%
Floating Rate Senior Notes, Series G	50.0	0.86%	50.0	4.36%
Floating Rate Senior Notes, Series H	—	n/a	50.0	4.36%
Fixed Rate Senior Notes, Series I-1	75.0	5.56%	75.0	5.56%
Fixed Rate Senior Notes, Series I-2	25.0	5.58%	25.0	5.58%
Fixed Rate Senior Notes, Series J	100.0	5.93%	100.0	5.93%
Fixed Rate Senior Notes maturing 2018	577.5	7.29%	577.5	7.29%
Floating Rate Senior Notes maturing 2018	20.0	2.98%	20.0	5.33%
Fixed Rate Senior Notes maturing 2020	67.0	7.39%	67.0	7.39%
Fixed Rate Senior Notes maturing 2039	300.0	6.63%	—	n/a
Fixed Rate Senior Notes, Series 2009A	50.0	7.45%	—	n/a
Fixed Rate Senior Notes, Series 2009B	50.0	7.60%	—	n/a
Term Loan A-1	—	n/a	100.0	4.19%
Term Loan A-2	—	n/a	200.0	4.16%
Industrial Development Revenue Bond	5.6	1.00%	5.6	6.80%
$400 Revolving Credit Agreement	—	n/a	7.0	4.50%
Uncommitted credit arrangements	—	n/a	15.0	8.25%
Other	.3	Various	.4	Various

	$1,657.0		$1,668.8
Less: Current Portion	(45.6)		—

	$1,611.4		$1,668.8

On December 22, 2003, the Company issued Fixed Rate Senior Notes, Series B, Series C, and Series D. Series B comprises $145.0 of 4.24% notes due December 2010 with annual amortization of principal beginning December 2006. Series C comprises $50.0 of 5.43% notes with bullet maturity in December 2013. Series D comprises $75.0 of 4.76% notes due December 2013 with annual amortization of principal beginning in December 2007.
On December 21, 2005, the Company issued Fixed Rate Senior Notes, Series E and Series F, totaling $175.0. Series E comprises $100.0 of 5.57% notes due in 2015. Series F consists of $75.0 of 5.43% notes with maturity in 2012.
On February 22, 2006, the Company issued Floating Rate Senior Notes, Series G and Series H, totaling $100.0 ($50.0 each). Borrowings under Series G and Series H incur interest at a rate of 3-month LIBOR plus 0.45%, adjusted quarterly, and mature on February 22, 2011. On August 23, 2009, the Company repaid Series H using a portion of the proceeds from the Senior Notes maturing 2039.
On January 18, 2007, the Company issued Fixed Rate Senior Notes, Series I, totaling $100.0 in two tranches: $75.0 at 5.56% and $25.0 at 5.58%. One third of each tranche must be repaid on January 18, 2015, 2017, and 2019. On May 11, 2007, the Company issued Fixed Rate Senior Notes, Series J, comprised of $100.0 of 5.93% notes due in 2022.
On August 4, 2008, the Company assumed ownership of the Fixed Rate Notes maturing 2018, the Floating Rate Notes maturing 2018, and the Fixed Rate Notes maturing 2020, totaling $964.5 in conjunction with the acquisition of Post Foods. The 2018 Fixed Rate Notes comprises $577.5 of 7.29% notes due August 15, 2018. The 2018 Floating Rate Notes total $20.0 and incur interest at a rate of 3-month LIBOR plus 2.54%, adjusted quarterly, and mature on August 15, 2018. The 2020 Fixed Rate Notes comprises $67.0 of 7.39% notes due August 15, 2020.

On May 28, 2009, the Company issued Fixed Rate Senior Notes, Series 2009A and Series 2009B, totaling $100.0. Series 2009A comprises $50.0 of 7.45% notes due in May 2019. Series 2009B comprises $50.0 of 7.60% notes due in May 2021.
The above note agreements are unsecured but contain certain representations, warranties, covenants, and conditions customary to agreements of this nature. The covenants include requirements that “Total Debt” not exceed 3.5 times “Adjusted EBITDA” and that “Consolidated Adjusted Net Worth” remain above a certain minimum amount (each term as defined in the note agreements). However, if the Company elects to pay additional interest, its ratio of “Total Debt” to “Adjusted EBITDA” may exceed the 3.5 to 1 limit, but be no greater than 4 to 1, for a period not to exceed 12 consecutive months. If these covenants are violated and cannot be remedied within the 30 days allowed, the noteholders may choose to declare any outstanding notes to be immediately due and payable.
Through the acquisition of The Red Wing Company, Inc. in 2000, the Company acquired an Industrial Development Revenue Bond in the amount of $5.6, which bears interest at a variable rate and matures on March 31, 2010.
On July 18, 2008, the Company entered into a $400 Revolving Credit Agreement. Borrowings under the agreement incur interest at the Company’s choice of either (1) LIBOR plus the applicable margin rate (currently 1.50%) or (2) the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate, and (c) the “Base CD Rate” plus 1%. Such borrowings are unsecured and mature on July 18, 2011. The credit agreement calls for a commitment fee calculated as a percentage (currently 0.25%) of the unused portion, and contains certain representations, warranties, covenants, and conditions customary to credit facilities of this nature. The covenants include requirements that “EBIT” be at least three times “Consolidated Interest Expense”, and that “Total Debt” not exceed 3.75 times “Adjusted EBITDA” (each term as defined in the agreement).
On August 4, 2008, the Company assumed ownership of $100 Term Loan A-1 and $200 Term Loan A-2 in conjunction with its acquisition of Post Foods. Borrowings under these agreements incur interest at the Company’s choice of either (1) LIBOR plus the applicable margin rate (currently 1.50%) or (2) the highest of (a) the prime rate, (b) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1%, and (c) the federal funds effective rate plus 0.5%, in each case plus a margin of from 0% to 0.50%, depending on Ralcorp’s leverage ratio. Term Loan A-1 was paid off on October 6, 2008, prior to its August 3, 2009 maturity date, by borrowing against the $400 Revolving Credit Agreement. Term Loan A-2 was paid off on September 2, 2009, prior to its maturity date of August 2, 2013, using a portion of the proceeds from the Fixed Rate Senior Notes maturing 2039.
On August 14, 2009, the Company issued $300.0 aggregate principal amount of its 6.625% Senior Notes maturing 2039. The notes were priced at 99.702% of par value (before initial purchasers’ discount). The net proceeds from the offering were used to refinance certain indebtedness and for general corporate purposes. In connection with the sale of the notes, Ralcorp is required to file a registration statement with the SEC relating to an offer to exchange the notes issued in the offering for publicly tradable notes having substantially identical terms in accordance with SEC interpretations or to file a shelf registration statement relating to the resale of the notes under certain circumstances.
As of September 30, 2009 and 2008, the Company had $25.3 and $24.0, respectively, in letters of credit and surety bonds outstanding with various financial institutions, principally related to self-insurance requirements. Also as of September 30, 2008, the Company had entered into uncommitted credit arrangements with banks that totaled $15.0. The $15.0 outstanding under these arrangements at September 30, 2008 matured October 1, 2008. There were no uncommitted credit arrangements in place as of September 30, 2009.
As of September 30, 2009, aggregate maturities of long-term debt are as follows: $45.6 in fiscal 2010, $89.8 in fiscal 2011, $10.7 in fiscal 2012, $85.7 in fiscal 2013, $60.7 in fiscal 2014, and $1,364.5 thereafter. Approximately $164.7 of the debt outstanding at September 30, 2008, was required to be repaid in fiscal 2009 but was reclassified as long-term based upon management’s intent and ability to refinance it on a long-term basis. As of September 30, 2009, management expects to reduce debt as scheduled over the next 12 months, so the current portion has been classified in “Other current liabilities” on the consolidated balance sheet.

NOTE 15 — COMMITMENTS AND CONTINGENCIES
Legal Proceedings
The Company is a party to a number of legal proceedings in various state and federal jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve complex questions of fact and law. Additionally, the operations of the Company, like those of similar businesses, are subject to various federal, state, and local laws and regulations intended to protect public health and the environment, including air and water quality and waste handling and disposal.
Pending legal liability, if any, from these proceedings cannot be determined with certainty; however, in the opinion of Company management, based upon the information presently known, the ultimate liability of the Company, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accruals for estimated liabilities (if any), are not expected to be material to the Company’s consolidated financial position, results of operations or cash flows. In addition, while it is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such compliance matters should not be material to the Company’s consolidated financial position, results of operations or cash flows.
In May 2009, a customer notified the Company that it was seeking to recover out-of-pocket costs and damages associated with the customer’s recall of certain peanut butter-based products. The customer recalled those products in January 2009 because they allegedly included ingredients that had the potential to be contaminated with salmonella. The customer’s recall stemmed from the U.S. Food and Drug Administration and other authorities’ investigation of Peanut Corporation of America, which supplied the Company with peanut paste and other ingredients. In accordance with the Company’s contractual arrangements with the customer, the parties have submitted these claims to mediation, which remains ongoing. At the present time, the amount of liability, if any, associated with this issue cannot be determined with any certainty. However, based upon present information, the Company does not believe that its ultimate liability, if any, arising from this claim will be material to the Company’s earnings, financial position or cash flows.
Lease Commitments
Future minimum rental payments under noncancelable operating leases in effect as of September 30, 2009 were $12.7, $12.0, $10.3, $7.4, $5.6, and $12.2 for fiscal 2010, 2011, 2012, 2013, 2014, and thereafter, respectively.
Rent expense for all operating leases was $18.9, $15.0, and $18.6 in fiscal 2009, 2008, and 2007, respectively, net of sublease income of $.1 each year.
Container Supply Agreement
During fiscal 2002, the Company entered into a ten-year agreement to purchase certain containers from a single supplier (and added additional containers through amendments in fiscal 2003 and 2004). It is believed that the agreement was related to the supplier’s financing arrangements regarding the container facility. The Company’s total purchases under the agreement were $26.3 in fiscal 2009, $26.8 in fiscal 2008, and $26.2 in fiscal 2007. Cumulatively, the Company has purchased approximately 782 million containers as of September 30, 2009. Generally, to avoid a shortfall payment requirement, the Company must purchase approximately 493 million additional containers by the end of the ten-year term. The minimum future payment obligation is currently estimated at $2.3.
Other Contingencies
In connection with the sale of the Company’s Resort Operations in 1997, Vail assumed the obligation to repay, when due, certain indebtedness of Resort Operations including Series 1991 Sports Facilities Refunding Revenue Bonds in the aggregate principal amount of $1.5, bearing interest at 7.375% and maturing in 2011 (the “Series 1991 Bond”). The Series 1991 Bond was, and continues to be, guaranteed by Ralston Purina Company (Ralston). Pursuant to an Agreement and Plan of Reorganization signed when the Company was spun-off from Ralston in 1994, the Company agreed to indemnify Ralston for any liabilities associated with the guarantee. To facilitate the sale of the Company’s branded cereal business to General Mills in 1997, General Mills acquired the legal entity originally obligated to so indemnify Ralston. Pursuant to the Reorganization Agreement with General Mills, however, the Company has agreed to indemnify General Mills for any liabilities it may incur with respect to indemnifying Ralston relating to the aforementioned guarantee. Presently, management believes the likelihood that Vail will default on its repayment obligations with respect to the Series 1991 Bond is remote.

NOTE 16 — PENSION AND OTHER POSTRETIREMENT BENEFITS
The Company sponsors qualified and supplemental noncontributory defined benefit pension plans and other postretirement benefit plans for certain of its employees. The Company uses its fiscal year end as the measurement date for the plans.
The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of assets over the two-year period ended September 30, 2009, and a statement of the funded status and amounts recognized in the consolidated balance sheets as of September 30 of both years.

	Pension Benefits		Other Benefits
	2009	2008	2009	2008
Change in benefit obligation
Benefit obligation at beginning of year	$172.5	$187.3	$84.0	$23.1
Service cost	5.1	2.9	3.2	.6
Interest cost	12.6	11.3	6.0	2.0
Plan participants’ contributions	.8	.1	—	—
Actuarial loss (gain)	36.2	(30.3)	7.1	(5.2)
Benefits paid	(8.7)	(9.0)	(1.9)	(1.6)
Medicare reimbursements	—	—	.1	.1
Amendments	2.9	—	(7.1)	—
Acquisitions	.5	10.2	(3.0)	65.0
Currency translation	—	—	(.1)	—

Benefit obligation at end of year	$221.9	$172.5	$88.3	$84.0

Change in fair value of plan assets
Fair value of plan assets at beginning of year	$155.6	$184.9	$—	$—
Actual return on plan assets	18.6	(21.0)	—	—
Employer contributions	6.1	.6	1.7	1.6
Plan participants’ contributions	.8	.1	—	—
Medicare reimbursements	—	—	.2	—
Benefits paid	(8.7)	(9.0)	(1.9)	(1.6)

Fair value of plan assets at end of year	$172.4	$155.6	$—	$—

Funded status	(49.5)	(16.9)	(88.3)	(84.0)

Amounts recognized in assets or liabilities
Other current liabilities	$(.6)	$(.6)	$(2.2)	$(1.5)
Other liabilities	(48.9)	(16.3)	(86.1)	(82.5)

Net amount recognized	$(49.5)	$(16.9)	$(88.3)	$(84.0)

Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	$66.7	$34.1	$6.6	$(.4)
Prior service cost	2.6	—	(7.1)	(.1)

Total	$69.3	$34.1	$(.5)	$(.5)

Weighted-average assumptions used to determine benefit obligation
Discount rate	6.00%	7.30%	6.00%	7.30%
Rate of compensation increase	3.25%	3.25%	3.25%	3.25%

The accumulated benefit obligation exceeded the fair value of plan assets for each pension plan, and the aggregate accumulated benefit obligation for pension plans was $208.1 at September 30, 2009 and $164.1 at September 30, 2008.
The following tables provide the components of net periodic benefit cost for the plans and amounts recognized in other comprehensive income. The estimated net actuarial loss and prior service cost expected to be reclassified from accumulated other comprehensive loss into net periodic benefit cost during 2010 related to pension is $3.6 and $.3, respectively. The amounts related to other benefits are zero and a credit of $1.3, respectively.

	Pension Benefits			Other Benefits
	2009	2008	2007	2009	2008	2007
Components of net periodic benefit cost
Service cost	$5.1	$2.9	$2.6	$3.2	$.6	$.1
Interest cost	12.6	11.3	11.1	6.0	2.0	1.3
Expected return on plan assets	(15.2)	(14.9)	(14.5)	—	—	—
Recognized net actuarial loss	.3	2.6	4.2	—	.2	.1
Recognized prior service cost	.3	—	—	—	—	—

Net periodic benefit cost	$3.1	$1.9	$3.4	$9.2	$2.8	$1.5

Weighted-average assumptions used to determine net benefit cost
Discount rate	7.30%	6.15%	5.95%	7.30%	6.15%	5.95%
Rate of compensation increase	3.25%	3.25%	3.50%	3.25%	3.25%	3.50%
Expected return on plan assets	8.75%	8.75%	9.00%	n/a	n/a	n/a
Changes in plan assets and benefit obligation recognized in other comprehensive income
Net loss (gain)	$32.8	$5.6	$—	$7.1	$(5.2)	$—
Recognized loss	(.3)	(2.6)	—	—	(.2)	—
Prior service cost (credit)	3.0	—	—	(7.1)	—	—
Recognized prior service cost	(.3)	—	—	—	—	—

Total recognized in other comprehensive income (before tax effects)	$35.2	$3.0	$—	$—	$(5.4)	$—

The expected return on pension plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocation. The broad target allocations are 70% equity securities (comprised of 56% U.S. equities and 14% foreign equities) and 30% debt securities. At September 30, 2009, equity securities were 74% and debt securities were 21%, and other was 5% of the fair value of total plan assets, approximately 88% of which was invested in passive index funds. At September 30, 2008, equity securities were 61% and debt securities were 37%, and other was 2% of the fair value of total plan assets, approximately 82% of which was invested in passive index funds. The allocation guidelines were established based on the Company’s determination of the appropriate risk posture and long-term objectives.
For September 30, 2009 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits was 8.5% for 2010, declining gradually to an ultimate rate of 5% for 2017 and beyond. For September 30, 2008 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits was 9% for 2009, declining gradually to an ultimate rate of 5% for 2017 and beyond. A 1% change in assumed health care cost trend rates would result in the following changes in the accumulated postretirement benefit obligation and in the total service and interest cost components for fiscal 2009.

	Increase	Decrease
Effect on postretirement benefit obligation	$15.2	$(12.4)
Effect on total service and interest cost	1.8	(1.5)

As of September 30, 2009, expected future benefit payments and related federal subsidy receipts (Medicare Part D) in the next ten fiscal years were as follows:

						2015-
	2010	2011	2012	2013	2014	2019
Pension benefits	$10.1	$9.5	$10.8	$11.7	$12.7	$80.5
Other benefits	2.4	2.5	2.8	3.2	3.7	28.2
Subsidy receipts	(.2)	(.2)	(.2)	(.3)	(.3)	(2.4)
Other than those made as benefit payments in unfunded plans and participant contributions, no significant contributions are currently expected to be paid to the plans during fiscal 2010.
In addition to the defined benefit plans described above, Ralcorp sponsors defined contribution [401(k)] plans under which it makes matching and profit sharing contributions. The costs of these plans were $9.4, $5.9, and $5.9 for the years ended September 30, 2009, 2008, and 2007, respectively. The Company also contributed $1.4, $1.1, and $1.1 to multiemployer pension plans in each of these years, respectively.
NOTE 17 — SHAREHOLDERS’ EQUITY
On August 4, 2008, the Company issued 30,465,318 shares of $.01 per share par value common stock in connection with the acquisition of Post Foods.
During the last three days of fiscal 2007, the Company repurchased 50,000 shares of its common stock on the open market at a total cost of $2.8, but the trades were not settled until the first three business days of fiscal 2008. Those stock repurchases were not reflected in the Company’s financial statements as of and for the year ended September 30, 2007, but were reflected in fiscal 2008.
The Company has not issued any shares of preferred stock. The terms of any series of preferred stock (including but not limited to the dividend rate, voting rights, convertibility into other Company securities, and redemption) may be set by the Company’s Board of Directors.
At September 30, 2009, accumulated other comprehensive loss included a $7.0 net loss on cash flow hedging instruments after taxes and $41.9 in net postretirement benefit liability adjustments after taxes (see Note 16), partially offset by an $8.0 foreign currency translation adjustment. At September 30, 2008, accumulated other comprehensive loss included a $10.2 net loss on cash flow hedging instruments after taxes and $21.2 in net postretirement benefit liability adjustments after taxes, partially offset by an $11.1 foreign currency translation adjustment.
NOTE 18 — STOCK-BASED COMPENSATION PLANS
On February 8, 2007, the Company’s shareholders adopted the 2007 Incentive Stock Plan. Effective October 1, 2008 the Plan was amended and restated to reflect requirements of Section 409A. The 2007 Incentive Stock Plan became the Amended and Restated 2007 Incentive Stock Plan (Plan), which reserves shares to be used for various stock-based compensation awards and replaces the 2002 Incentive Stock Plan. The Plan provides that eligible employees may receive stock option awards, stock appreciation rights and other stock awards payable in whole or part by the issuance of stock. At September 30, 2009, 2,238,407 shares were available for future awards under the Plan, excluding the potential reduction due to future exercises of stock appreciation rights or to future distributions from deferred compensation plans (discussed herein).
Total compensation cost for share-based payment arrangements recognized in the years ended September 30, 2009, 2008, and 2007 was $13.4, $11.5, and $8.2, respectively, and the related recognized deferred tax benefit for each of those years was $5.3, $4.4, and $3.1, respectively. As of September 30, 2009, the total compensation cost related to nonvested awards not yet recognized was $22.1, which is expected to be recognized over a weighted average period of 2.7 years.

Stock Options
Changes in nonqualified stock options outstanding are summarized in the following table. Most of the options are exercisable beginning from three to six years after date of grant and have a maximum term of ten years.

			Weighted
		Weighted	Average
	Shares	Average	Remaining	Aggregate
	Under	Exercise	Contractual	Intrinsic
	Option	Price	Term	Value
Outstanding at September 30, 2008	1,448,836	$25.84
Granted	—	—
Exercised	(434,808)	19.26
Forfeited	(1,414)	31.42

Outstanding at September 30, 2009	1,012,614	28.66	3.6 years	$30.2

Vested and expected to vest as of September 30, 2009	1,012,027	28.66	3.6 years	$30.2

Exercisable at September 30, 2009	926,907	28.41	3.5 years	27.9

The fair value of each option was estimated on the date of grant using the Black-Scholes valuation model, which uses assumptions of expected option life (term), expected stock price volatility, risk-free interest rate, and expected dividends. The expected option life, or expected term, is estimated based on the award’s vesting period and contractual term, along with historical exercise behavior on similar awards. Expected volatilities are based on historical volatility trends and other factors. The risk-free rate is the interpolated grant date U.S. Treasury rate for a term equal to the expected option life.
The Company uses treasury shares to settle options exercised. The total intrinsic value of stock options exercised was $17.0, $3.1, and $6.2 in fiscal 2009, 2008, and 2007, respectively.
Stock Appreciation Rights
Information about the Company’s stock appreciation rights (SARs) is summarized in the following table. Upon exercise, the SAR holder will receive the number of shares of Ralcorp common stock equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes.

			Weighted
		Weighted	Average
	Stock	Average	Remaining	Aggregate
	Appreciation	Exercise	Contractual	Intrinsic
	Rights	Price	Term	Value
Outstanding at September 30, 2008	1,862,500	$54.74
Granted	67,000	61.32
Exercised	(10,665)	42.00
Forfeited	(100,500)	57.06

Outstanding at September 30, 2009	1,818,335	54.93	7.9 years	$10.7

Vested and expected to vest as of September 30, 2009	1,767,405	54.79	7.9 years	10.5

Exercisable at September 30, 2009	375,644	44.56	6.4 years	5.2

The fair value of each SAR was estimated on the date of grant using the Black-Scholes valuation model, as described under the heading “Stock Options” above. The weighted average assumptions and fair values for SARs granted each year were as follows:

	2009	2008	2007
Expected term	7.0 years	6.4 years	6.0 years
Expected stock price volatility	30.5%	30.0%	29.0%
Risk-free interest rate	2.70%	3.31%	4.30%
Expected dividends	0%	0%	0%
Fair value (per right)	$22.68	$24.20	$21.22

The Company uses treasury shares to settle SARs exercised. The total intrinsic value of SARs exercised was $.2, $.1, and zero in fiscal 2009, 2008, and 2007, respectively.
Restricted Stock Awards
Information about the Company’s restricted stock awards (nonvested stock) is summarized in the following table. Approximately 59,755, 37,755, 37,755, 42,833, 42,833, and 42,834 shares are scheduled to vest in fiscal 2011, 2012, 2013, 2014, 2015, and 2016, respectively, but would vest immediately in the event of a qualifying retirement or involuntary termination (other than for cause). The grant date market value of each award is recorded as a reduction of shareholders’ equity and amortized on a straight-line basis over the expected vesting period. The total fair value of restricted stock awards that vested during fiscal 2009, 2008, and 2007 was $.9, zero, and zero, respectively.

		Weighted
		Average
		Grant Date
	Number	Fair Value
Nonvested at September 30, 2008	323,301	$50.34
Granted	865	57.79
Vested	(25,401)	34.80
Forfeited	(35,000)	55.20

Nonvested at September 30, 2009	263,765	51.22

Other Stock-Based Compensation Awards
On August 4, 2008, the Company granted a restricted incentive award to certain Post Foods employees. The award, which will be paid in cash on August 4, 2011, will be equal to the value of 15,600 shares of the Company’s stock on that day. The estimated fair value of the payout is being accrued on a straight-line basis over the period from August 4, 2008 to August 4, 2011. Related expense recorded for fiscal 2009 and 2008 was $.3 and $.1, respectively.
On September 25, 2008, the Board of Directors approved a long-term cash incentive award for the corporate officers. The incentive is tied to stock price improvements driven by the successful integration of the Post Foods acquisition and continued improvement of existing businesses, as well as continued employment. As of September 30, 2009, the maximum incentive award totaled $12.0 for all corporate officers and will be paid if, for twenty consecutive trading days between June 1 and December 30, 2010, the Company’s stock price maintains an average closing price of at least $85.00 per share. A graduated reduced payout will be made if the Company’s highest 20-day average stock price during that period is below $85.00 but above $80.00 per share. The estimated fair value of the payout (based upon the Company’s current assessment of the likelihood of the achievement of stock price targets) is being accrued on a straight-line basis over the period from September 25, 2008 to December 30, 2010. Related expense recorded for fiscal 2009 and 2008 was $1.0 and zero, respectively.
Deferred Compensation
The Incentive Stock Plan provides for deferred compensation plans for non-management directors and key employees, as well as an Executive Savings Investment Plan.
Under the Deferred Compensation Plan for Non-Management Directors, any non-management director may elect to defer, within certain limitations, his retainer and fees until retirement or other termination of his directorship. Deferrals may be made in Ralcorp common stock equivalents (Equity Option) or in cash under a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives (Vanguard Funds). Deferrals in the Equity Option receive a 33 1/3% Company matching contribution that is fully vested. All distributions under this plan are paid in cash.
Under the Deferred Compensation Plan for Key Employees, eligible employees may elect to defer payment of all or a portion of their bonus until some later date. Deferrals may be made in the Equity Option or in the Vanguard Funds. Under this plan, deferrals into the Equity Option are distributed in Ralcorp stock, while deferrals into the Vanguard Funds are distributed in cash.

The Executive Savings Investment Plan generally allows eligible employees to defer up to 44% of their cash compensation. However, once they have reached the legislated maximum annual pre-tax contribution to the Company’s Savings Investment Plan [401(k)] or their compensation exceeds the legislated maximum compensation that can be recognized under that plan, they are eligible to defer an additional 2% to 6% of their cash compensation, a portion of which receives a Company matching contribution that vests at a rate of 25% for each year of Company service. Deferrals may be made in the Equity Option or in the Vanguard Funds. Under this plan, deferrals into the Equity Option are distributed in Ralcorp stock, while deferrals into the Vanguard Funds are distributed in cash.
Matching contributions related to these deferred compensation plans resulted in additional compensation expense of approximately $.5, $.4, and $.3 for fiscal 2009, 2008, and 2007, respectively. Market adjustments to the liability and investment related to these plans resulted in a pretax gain of $1.3 for fiscal 2009, and pretax expense of $1.5 and $.9 for fiscal 2008 and 2007, respectively.
NOTE 19 — SEGMENT INFORMATION
The Company’s operating segments offer different products and are generally managed separately. Effective October 1, 2008, and again effective October 1, 2009, the Company revised its management reporting structure and realigned its reportable segments in accordance with ASC Topic 280, “Segment Reporting.”
Historically, the Company was comprised of the following reportable business segments:
•	Cereals, Crackers & Cookies (including branded and store brand cereals, nutritional bars, crackers, cookies, and chips);

•	Frozen Bakery Products (including frozen griddle products, frozen bread products, frozen dessert products, and frozen dough and dry mixes for bakery foods);

•	Dressings, Syrups, Jellies & Sauces (including store brand shelf-stable dressings, syrups, peanut butter, jellies, salsas and various sauces, and branded non-alcoholic drink mixes); and

•	Snack Nuts & Candy (including nuts and chocolate candy).
Effective as of the beginning of fiscal 2009, the reportable segments were changed as follows:
•	the cracker, cookie and chip business was combined with the nuts and candy business in a segment renamed Snacks;

•	the branded ready-to-eat cereal business and the store brand ready-to-eat and hot cereal and nutritional bar business continued to be aggregated in a segment renamed Cereals; and

•	the Dressings, Syrups, Jellies & Sauces segment was renamed Sauces & Spreads.
Effective as of the beginning of fiscal 2010, operations previously reported separately as the Snacks segment and the Sauces & Spreads segment were combined to form the Snacks, Sauces & Spreads segment. In addition, the Company now provides separate information for Branded Cereal Products and Other Cereal Products (formerly combined as Cereals). Reported segment information for all periods presented has been revised to reflect the new structure.
Management evaluates each segment’s performance based on its profit contribution, which is profit or loss from operations before income taxes, interest, costs related to restructuring activities, and other unallocated corporate income and expenses.
The accounting policies of the segments are the same as those described in Note 1. The Company’s revenues were primarily generated by sales within the United States; foreign sales were immaterial (approximately 2% of total net sales). As of September 30, 2009, all of the Company’s long-lived assets were located in the United States except for property located in Canada with a net carrying value of approximately $114.2. There were no material intersegment revenues (less than 1% of total net sales). In fiscal 2009, one customer accounted for $738.7, or approximately 19%, of total net sales. Each of the segments sells products to this major customer.

The following tables present information about the Company’s operating segments, which are also its reportable segments, as of and for the years ended September 30. Note that “Additions to property and intangibles” excludes additions through business acquisitions (see Note 2).

	2009	2008	2007
Net sales
Branded Cereal Products	$1,070.6	$180.5	$—
Other Cereal Products	803.3	756.0	554.9
Snacks, Sauces & Spreads	1,323.2	1,176.1	1,058.9
Frozen Bakery Products	694.8	711.8	619.6

Total	$3,891.9	$2,824.4	$2,233.4

Profit contribution
Branded Cereal Products	$250.6	$43.3	$—
Other Cereal Products	92.0	74.8	58.3
Snacks, Sauces & Spreads	117.6	62.8	64.6
Frozen Bakery Products	69.1	63.7	70.4

Total segment profit contribution	529.3	244.6	193.3
Interest expense, net	(99.0)	(54.6)	(42.3)
Gain (loss) on forward sale contracts	17.6	111.8	(87.7)
Gain on sale of securities	70.6	7.1	—
Restructuring charges	(.5)	(1.7)	(.9)
Acquired inventory valuation adjustment	(.4)	(23.4)	—
Stock-based compensation expense	(13.4)	(11.5)	(8.2)
Post Foods transition and integration costs	(31.6)	(7.9)	—
Other unallocated corporate expenses	(35.1)	(23.9)	(23.7)

Earnings before income taxes and equity earnings	$437.5	$240.5	$30.5

Additions to property and intangibles
Branded Cereal Products	$36.8	$7.5	$—
Other Cereal Products	13.8	10.6	8.8
Snacks, Sauces & Spreads	29.6	26.7	19.6
Frozen Bakery Products	12.3	14.6	20.4
Corporate	22.5	3.7	2.9

Total	$115.0	$63.1	$51.7

Depreciation and amortization
Branded Cereal Products	$50.6	$9.8	$—
Other Cereal Products	20.7	19.7	14.4
Snacks, Sauces & Spreads	31.1	28.5	30.0
Frozen Bakery Products	35.4	36.3	33.3
Corporate	6.9	5.2	4.7

Total	$144.7	$99.5	$82.4

Assets, end of year
Branded Cereal Products	$3,351.7	$3,497.8	$—
Other Cereal Products	269.5	264.3	265.9
Snacks, Sauces & Spreads	604.0	525.7	512.7
Frozen Bakery Products	723.9	788.7	811.4

Total segment assets	4,949.1	5,076.5	1,590.0
Investment in Ralcorp Receivables Corporation	134.4	56.5	55.3
Investment in Vail Resorts, Inc.	—	126.0	110.9
Other unallocated corporate assets	368.7	84.9	96.9

Total	$5,452.2	$5,343.9	$1,853.1

NOTE 20 — QUARTERLY FINANCIAL DATA (UNAUDITED)
The results for any single quarter are not necessarily indicative of the Company’s results for any other quarter or the full year. Due to the Company’s equity interest in Vail (see Note 5), which typically yielded more than the entire year’s equity income during the Company’s second and third fiscal quarters, net earnings of the Company were seasonal. Selected quarterly financial data is shown below. The gain (loss) on forward sale contracts, gain on sale of securities, Post Foods transition and integration costs, inventory valuation adjustments on acquisitions, and restructuring charges are unusual or infrequently occurring items and are described in Note 6, Note 5, Note 3, and Note 2 respectively.

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Fiscal 2009
Net sales	$968.2	$946.5	$994.0	$983.2	$3,891.9
Gross profit	246.3	259.4	273.8	278.3	1,057.8
Gain (loss) on forward sale contracts	22.5	19.6	(24.5)	—	17.6
Gain on sale of securities	15.8	—	28.0	26.8	70.6
Post Foods transition and integration costs	(7.1)	(7.8)	(13.2)	(3.5)	(31.6)
Acquired inventory valuation adjustment	—	—	(.4)	—	(.4)
Restructuring charges	(.1)	(.2)	(.1)	(.1)	(.5)
Net earnings	65.5	70.2	74.8	79.9	290.4
Diluted earnings per share	1.15	1.23	1.31	1.40	5.09

Fiscal 2008
Net sales	$650.7	$641.6	$658.6	$873.5	$2,824.4
Gross profit	113.4	102.6	114.9	175.4	506.3
Gain on forward sale contracts	37.8	24.5	21.7	27.8	111.8
Gain on sale of securities	—	—	—	7.1	7.1
Post Foods transition and integration costs	—	—	(1.6)	(6.3)	(7.9)
Acquired inventory valuation adjustment	—	—	—	(23.4)	(23.4)
Restructuring charges	(.7)	(.7)	(.3)	—	(1.7)
Net earnings	42.4	38.5	45.8	41.1	167.8
Diluted earnings per share	1.61	1.46	1.73	.90	5.38
NOTE 21 — CONDENSED FINANCIAL STATEMENTS OF GUARANTORS
As described in Note 14, on August 14, 2009, the Company issued $300.0 of 6.625% Senior Notes maturing 2039. The notes are fully and unconditionally guaranteed on a joint and several basis by most of Ralcorp’s domestic subsidiaries (Guarantor Subsidiaries), each of which is wholly owned, directly or indirectly, by Ralcorp Holdings, Inc. (Parent Company). In addition, such securities are collateralized by 65% of the stock of Ralcorp’s indirectly wholly owned foreign subsidiaries. The notes are not guaranteed by the foreign subsidiaries and a few of Ralcorp’s wholly owned domestic subsidiaries (Non-Guarantor Subsidiaries).
Set forth below are condensed consolidating financial statements presenting the results of operations, financial position, and cash flows of the Parent Company, the Guarantor Subsidiaries on a combined basis, and the Non-Guarantor Subsidiaries on a combined basis, along with the eliminations necessary to arrive at the information for Ralcorp Holdings, Inc. on a consolidated basis. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions between or among the Parent Company, the Guarantor Subsidiaries, and the Non-Guarantor Subsidiaries. For this presentation, investments in subsidiaries are accounted for using the equity method of accounting.

CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS

	Year Ended September 30, 2009
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$544.5	$3,275.2	$181.4	$(109.2)	$3,891.9
Other intercompany revenues	1.9	6.0	32.9	(40.8)	—
Cost of products sold	(409.5)	(2,384.1)	(149.7)	109.2	(2,834.1)

Gross Profit	136.9	897.1	64.6	(40.8)	1,057.8
Selling, general and administrative expenses	(158.3)	(445.4)	(46.1)	40.8	(609.0)
Interest (expense) income, net	(101.7)	(1.2)	3.9	—	(99.0)
Gain on forward sale contracts	—	17.6	—	—	17.6
Gain on sale of securities	—	70.6	—	—	70.6
Restructuring charges	(.5)	—	—	—	(.5)

Earnings before Income Taxes and Equity Earnings	(123.6)	538.7	22.4	—	437.5
Income taxes	15.3	(167.8)	(4.4)	—	(156.9)

Earnings before Equity Earnings	(108.3)	370.9	18.0	—	280.6
Equity in earnings of subsidiaries	398.7	2.6	—	(401.3)	—
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes	—	9.8	—	—	9.8

Net Earnings	$290.4	$383.3	$18.0	$(401.3)	$290.4

	Year Ended September 30, 2008
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$486.3	$2,310.8	$108.1	$(80.8)	$2,824.4
Other intercompany revenues	1.7	3.8	24.8	(30.3)	—
Cost of products sold	(392.8)	(1,906.3)	(99.8)	80.8	(2,318.1)

Gross Profit	95.2	408.3	33.1	(30.3)	506.3
Selling, general and administrative expenses	(110.9)	(227.2)	(20.6)	30.3	(328.4)
Interest (expense) income, net	(60.0)	(1.0)	6.4	—	(54.6)
Gain on forward sale contracts	—	111.8	—	—	111.8
Gain on sale of securities	—	7.1	—	—	7.1
Restructuring charges	(1.7)	—	—	—	(1.7)

Earnings before Income Taxes and Equity Earnings	(77.4)	299.0	18.9	.0	240.5
Income taxes	6.8	(88.5)	(5.0)	—	(86.7)

Earnings before Equity Earnings	(70.6)	210.5	13.9	.0	153.8
Equity in earnings of subsidiaries	238.4	.6	—	(239.0)	—
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes	—	14.0	—	—	14.0

Net Earnings	$167.8	$225.1	$13.9	$(239.0)	$167.8

	Year Ended September 30, 2007
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Net Sales	$425.1	$1,735.8	$82.0	$(9.5)	$2,233.4
Other intercompany revenues	1.5	3.4	22.7	(27.6)	—
Cost of products sold	(320.6)	(1,436.2)	(71.9)	9.5	(1,819.2)

Gross Profit	106.0	303.0	32.8	(27.6)	414.2
Selling, general and administrative expenses	(93.8)	(169.8)	(16.8)	27.6	(252.8)
Interest (expense) income, net	(48.5)	(.9)	7.1	—	(42.3)
Loss on forward sale contracts	—	(87.7)	—	—	(87.7)
Restructuring charges	(.9)	—	—	—	(.9)

Earnings before Income Taxes and Equity Earnings	(37.2)	44.6	23.1	—	30.5
Income taxes	(1.4)	1.7	(7.8)	—	(7.5)

Earnings before Equity Earnings	(38.6)	46.3	15.3	—	23.0
Equity in earnings of subsidiaries	70.5	2.4	—	(72.9)	—
Equity in earnings of Vail Resorts, Inc., net of related deferred income taxes	—	8.9	—	—	8.9

Net Earnings	$31.9	$57.6	$15.3	$(72.9)	$31.9

CONDENSED CONSOLIDATING BALANCE SHEETS

	September 30, 2009
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Current Assets
Cash and cash equivalents	$263.5	$.2	$19.1	$—	$282.8
Marketable securities	12.0	—	—	—	12.0
Investment in Ralcorp Receivables Corporation	159.7	—	—	(25.3)	134.4
Receivables, net	7.5	114.2	151.2	(137.0)	135.9
Inventories	69.0	287.6	9.3	—	365.9
Deferred income taxes	4.6	6.2	(.2)	—	10.6
Prepaid expenses and other current assets	2.3	2.0	8.3	—	12.6

Total Current Assets	518.6	410.2	187.7	(162.3)	954.2
Intercompany Notes and Interest	—	—	66.1	(66.1)	—
Investment in Subsidiaries	4,053.7	183.4	—	(4,237.1)	—
Property	229.1	1,113.1	116.6	—	1,458.8
Accumulated Depreciation	(156.5)	(366.2)	(23.0)	—	(545.7)
Goodwill	—	2,342.5	44.1	—	2,386.6
Other Intangible Assets	50.9	1,225.4	26.8	—	1,303.1
Accumulated Amortization	(28.6)	(95.4)	(6.9)	—	(130.9)
Other Assets	5.7	20.3	.1	—	26.1

Total Assets	$4,672.9	$4,833.3	$411.5	$(4,465.5)	$5,452.2

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts and notes payable	$69.8	$157.6	$15.6	$(2.6)	$240.4
Due to Kraft Foods Inc.	—	13.3	.3	—	13.6
Other current liabilities	115.4	101.9	7.7	—	225.0

Total Current Liabilities	185.2	272.8	23.6	(2.6)	479.0
Intercompany Notes and Interest	48.5	17.6	—	(66.1)	—
Long-term Debt	1,611.4	—	—	—	1,611.4
Deferred Income Taxes	(43.5)	511.2	(3.1)	—	464.6
Other Liabilities	165.7	18.8	7.1	—	191.6

Total Liabilities	1,967.3	820.4	27.6	(68.7)	2,746.6

Shareholders’ Equity
Common stock	.6	—	—	—	.6
Other shareholders’ equity	2,705.0	4,012.9	383.9	(4,396.8)	2,705.0

Total Shareholders’ Equity	2,705.6	4,012.9	383.9	(4,396.8)	2,705.6

Total Liabilities and Shareholders’ Equity	$4,672.9	$4,833.3	$411.5	$(4,465.5)	$5,452.2

	September 30, 2008
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Current Assets
Cash and cash equivalents	$6.0	$.9	$7.2	$—	$14.1
Marketable securities	9.2	—	—	—	9.2
Investment in Ralcorp Receivables Corporation	139.0	—	—	(82.5)	56.5
Receivables, net	8.6	140.1	68.9	(57.5)	160.1
Due from Kraft Foods Inc.	—	45.8	3.2	—	49.0
Inventories	57.8	254.6	24.6	—	337.0
Deferred income taxes	14.5	1.8	.2	—	16.5
Prepaid expenses and other current assets	3.9	.2	1.3	—	5.4

Total Current Assets	239.0	443.4	105.4	(140.0)	647.8
Intercompany Notes and Interest	2.6	—	121.6	(124.2)	—
Investment in Vail Resorts, Inc.	—	126.0	—	—	126.0
Investment in Subsidiaries	4,061.2	178.3	—	(4,239.5)	—
Property	214.1	1,029.8	106.4	—	1,350.3
Accumulated Depreciation	(146.3)	(287.5)	(13.4)	—	(447.2)
Goodwill	—	2,414.6	39.7	—	2,454.3
Other Intangible Assets	45.0	1,218.2	27.0	—	1,290.2
Accumulated Amortization	(34.8)	(60.7)	(5.2)	—	(100.7)
Other Assets	22.8	.3	.1	—	23.2

Total Assets	$4,403.6	$5,062.4	$381.6	$(4,503.7)	$5,343.9

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts and notes payable	$49.2	$147.2	$9.3	$(1.0)	$204.7
Other current liabilities	66.7	110.7	9.8	—	187.2

Total Current Liabilities	115.9	257.9	19.1	(1.0)	391.9
Intercompany Notes and Interest	104.9	16.7	2.6	(124.2)	—
Long-term Debt	1,662.9	5.9	—	—	1,668.8
Deferred Income Taxes	(21.6)	625.2	(2.0)	—	601.6
Other Liabilities	130.0	134.5	5.6	—	270.1

Total Liabilities	1,992.1	1,040.2	25.3	(125.2)	2,932.4

Shareholders’ Equity
Common stock	.6	—	—	—	.6
Other shareholders’ equity	2,410.9	4,022.2	356.3	(4,378.5)	2,410.9

Total Shareholders’ Equity	2,411.5	4,022.2	356.3	(4,378.5)	2,411.5

Total Liabilities and Shareholders’ Equity	$4,403.6	$5,062.4	$381.6	$(4,503.7)	$5,343.9

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2009
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated

Net Cash (Used) Provided by Operating Activities	$(148.3)	$458.7	$16.3	$326.7

Cash Flows from Investing Activities
Business acquisitions, net of cash acquired	4.2	(59.2)	—	(55.0)
Additions to property and intangible assets	(33.2)	(71.5)	(10.3)	(115.0)
Proceeds from sale of property	—	.1	—	.1
Purchase of securities	(16.2)	—	—	(16.2)
Proceeds from sale or maturity of securities	13.5	82.4	—	95.9
Intercompany investments and advances	411.7	(416.2)	4.5	—

Net Cash Provided (Used) by Investing Activities	380.0	(464.4)	(5.8)	(90.2)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	400.0	—	—	400.0
Repayment of long-term debt	(389.7)	—	—	(389.7)
Net repayments under credit arrangements	(22.1)	—	—	(22.1)
Proceeds and tax benefits from exercise of stock awards	15.2	—	—	15.2
Change in book cash overdrafts	23.4	5.3	(.9)	27.8
Other, net	(1.0)	(.3)	—	(1.3)

Net Cash Provided (Used) by Financing Activities	25.8	5.0	(.9)	29.9

Effect of exchange rate changes on cash	—	—	2.3	2.3

Net Increase (Decrease) in Cash and Cash Equivalents	257.5	(.7)	11.9	268.7
Cash and Cash Equivalents, Beginning of Year	6.0	.9	7.2	14.1

Cash and Cash Equivalents, End of Year	$263.5	$.2	$19.1	$282.8

	Year Ended September 30, 2008
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated

Net Cash (Used) Provided by Operating Activities	$(81.5)	$164.2	$50.1	$132.8

Cash Flows from Investing Activities
Business acquisitions, net of cash acquired	(24.4)	4.1	—	(20.3)
Additions to property and intangible assets	(11.2)	(48.3)	(3.0)	(62.5)
Proceeds from sale of property	—	.2	—	.2
Purchase of securities	(38.8)	—	—	(38.8)
Proceeds from sale or maturity of securities	36.7	13.7	—	50.4
Intercompany investments and advances	183.8	(143.1)	(40.7)	—

Net Cash Provided (Used) by Investing Activities	146.1	(173.4)	(43.7)	(71.0)

Cash Flows from Financing Activities
Repayment of long-term debt	(39.7)	—	—	(39.7)
Net repayments under credit arrangements	(19.9)	(.1)	—	(20.0)
Purchase of treasury stock	(5.6)	—	—	(5.6)
Proceeds and tax benefits from exercise of stock awards	3.9	—	—	3.9
Change in book cash overdrafts	2.2	7.3	(5.0)	4.5
Other, net	—	(.2)	.3	.1

Net Cash (Used) Provided by Financing Activities	(59.1)	7.0	(4.7)	(56.8)

Effect of exchange rate changes on cash	—	—	(.8)	(.8)

Net Increase (Decrease) in Cash and Cash Equivalents	5.5	(2.2)	.9	4.2
Cash and Cash Equivalents, Beginning of Year	.5	3.1	6.3	9.9

Cash and Cash Equivalents, End of Year	$6.0	$.9	$7.2	$14.1

	Year Ended September 30, 2007
	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated

Net Cash Provided by Operating Activities	$44.1	$169.6	$3.9	$217.6

Cash Flows from Investing Activities
Business acquisitions, net of cash acquired	—	(331.9)	—	(331.9)
Additions to property and intangible assets	(10.9)	(34.3)	(6.5)	(51.7)
Proceeds from sale of property	—	.2	—	.2
Purchase of securities	(8.9)	—	—	(8.9)
Proceeds from sale or maturity of securities	4.8	—	—	4.8
Intercompany investments and advances	(171.5)	171.0	.5	—

Net Cash Used by Investing Activities	(186.5)	(195.0)	(6.0)	(387.5)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	200.0	—	—	200.0
Repayment of long-term debt	(29.0)	—	—	(29.0)
Net borrowings under credit arrangements	40.0	—	—	40.0
Advance proceeds from forward sale of securities	—	29.5	—	29.5
Purchase of treasury stock	(78.8)	—	—	(78.8)
Proceeds and tax benefits from exercise of stock awards	5.5	—	—	5.5
Change in book cash overdrafts	(1.3)	(10.5)	4.6	(7.2)

Net Cash Provided by Financing Activities	136.4	19.0	4.6	160.0

Effect of exchange rate changes on cash	—	—	.7	.7

Net (Decrease) Increase in Cash and Cash Equivalents	(6.0)	(6.4)	3.2	(9.2)
Cash and Cash Equivalents, Beginning of Year	6.5	9.5	3.1	19.1

Cash and Cash Equivalents, End of Year	$.5	$3.1	$6.3	$9.9